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Exhibit 2.1

For Immediate Release

FOG CUTTER CAPITAL GROUP INC. REPORTS SALE OF
MORTGAGE—BACKED SECURITIES.

        PORTLAND, Oregon—November 19, 2002—Fog Cutter Capital Group Inc. (Nasdaq: FCCG), a diversified investment group, reports that its capital markets subsidiary, Fog Cutter Capital Markets Inc. ("FCCM"), has sold certain mortgage-backed securities for an aggregate price of approximately $53.2 million. The sales were completed through arms length transactions with an unaffiliated buyer. The sales are expected to result in the recognition of gain on sale of securities during the fourth quarter of approximately $13.3 million and the repayment of $33.1 million of related debt.

        "We are extremely pleased with the execution on these sales," said Robert Rosen, President of FCCM. "We continue to be active in the asset-backed and mortgage-backed area and believe opportunities exist in those markets. These transactions are material in many ways, not the least of which is their contribution to Fog Cutter Capital Group's already significant liquidity."

        Andrew Wiederhorn, Chairman and Chief Executive Officer of Fog Cutter Capital stated, "The sale of these securities positions us to strategically redeploy our capital into new opportunities which we expect will arise from the current global economic environment."

        Founded in 1997, Fog Cutter Capital Group Inc. maintains a flexible approach with respect to the nature of its investments, seeking to take advantage of opportunities as they arise or are developed. The Company focuses on investing, structuring and managing a variety of asset types, including the acquisition of companies engaged in real estate investment, mortgage-backed securities, mezzanine lending and other asset structures. The Company invests where its expertise in intensive asset management, mortgage and real estate credit analysis and financial structuring can create value. Many of these investments, particularly in corporate acquisitions, are acquired in conjunction with partners. The Company seeks to invest directly or indirectly in opportunities that provide an appropriate risk-adjusted rate of return and the potential for capital appreciation.

Forward Looking Statements

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All of the statements contained in this release, which are not identified as historical, should be considered forward-looking. In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of the company which are identified as forward-looking, the company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements. Such factors include but are not limited to, the real estate market, the availability of real estate assets at acceptable prices, the availability of financing, interest rates, and European markets. Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized or that actual results will not be significantly higher or lower. The forward-looking statements have not been audited by, examined by, or subjected to agreed-upon procedures by independent accountants, and no third party has independently verified or reviewed such statements. Readers of this release should consider these facts in evaluating the information contained herein. The inclusion of the forward-looking statements contained in this release should not be regarded as a representation by the company or any other person that the forward-looking statements contained in this release will be achieved. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein.

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  Exhibit 2.1